Exhibit 99.1
For Immediate Release

Investar Holding Corporation Announces 2019 Third Quarter Results

BATON ROUGE, LA (October 23, 2019) – Investar Holding Corporation (NASDAQ: ISTR) (the “Company”), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended September 30, 2019. The Company reported net income of $4.7 million, or $0.46 per diluted common share, for the third quarter of 2019, compared to $4.9 million, or $0.48 per diluted common share, for the quarter ended June 30, 2019, and $4.0 million, or $0.41 per diluted common share, for the quarter ended September 30, 2018.

On a non-GAAP basis, core earnings per diluted common share for the third quarter were $0.48 compared to $0.47 for the second quarter of 2019 and $0.41 for the quarter ended September 30, 2018. Core earnings exclude certain non-operating items including, but not limited to, acquisition expense and changes in the fair value of equity securities (refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics).

The Company’s balance sheet and statement of income as of and for the three months ended September 30, 2019 and June 30, 2019 include the impact of the Company’s acquisition of Mainland Bank (“Mainland”), which was completed on March 1, 2019. As of the acquisition date, Mainland had approximately $127.1 million in total assets, including $82.4 million in loans, and approximately $107.6 million in deposits. The assets acquired and liabilities assumed have been recorded at fair value in the Company’s consolidated balance sheet and are subject to change pending finalization of all valuations.
Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:
“We are pleased to announce strong third quarter performance. We experienced solid organic loan growth of 2.8% during the quarter, or 11.2% annualized, and remain confident that we will achieve our target organic loan growth of 8% to 10% for the year. We are focused on improving profitability while creating shareholder value by continuing to grow both EPS and the franchise organically and through M&A.
During the third quarter, we announced a definitive agreement to acquire Bank of York which will expand our footprint into the west Alabama market. We are excited to expand into new markets and have the opportunity to serve more customers in more communities. The Office of the Comptroller of the Currency and the shareholders of Bank of York have approved the acquisition, and we expect to close the acquisition on or about November 1, 2019. We also announced an agreement whereby the Bank will acquire certain assets, deposits and other liabilities relating to two existing branch locations of Dallas, Texas-based PlainsCapital Bank. The branches are located in the Texas cities of Victoria and Alice, which further expands our existing Texas footprint.”
Third Quarter Highlights

•
Total revenues, or interest and noninterest income, for the quarter ended September 30, 2019 totaled $24.5 million, an increase of $0.3 million, or 1.4%, compared to the quarter ended June 30, 2019, and an increase of $4.5 million, or 22.4%, compared to the quarter ended September 30, 2018.

•
Total loans increased $43.0 million, or 2.8%, to $1.59 billion at September 30, 2019, compared to $1.54 billion at June 30, 2019, and increased $227.9 million, or 16.8% compared to $1.36 billion at September 30, 2018. Excluding the loans acquired in the Mainland acquisition, or $73.2 million at September 30, 2019, total loans increased $47.4 million, or 3.2%, compared to June 30, 2019, and increased $154.7 million, or 11.4%, compared to September 30, 2018.

•
The business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $632.4 million at September 30, 2019, an increase of $16.4 million, or 2.7%, compared to the business lending portfolio of $616.0 million at June 30, 2019, and an increase of $147.7 million, or 30.5%, compared to the business lending portfolio of $484.7 million at September 30, 2018.

•	Credit quality remains strong with nonperforming loans of 0.36% of total loans at September 30, 2019 compared to 0.37% and 0.47% at June 30, 2019 and September 30, 2018, respectively.

•
Total deposits increased $33.1 million, or 2.1%, to $1.59 billion at September 30, 2019, compared to $1.55 billion at June 30, 2019, and increased $289.7 million, or 22.4%, compared to $1.30 billion at September 30, 2018. The Company acquired approximately $107.6 million in deposits from Mainland at the time of acquisition on March 1, 2019, and the remaining increase is due to organic growth.

•
The Company repurchased 18,707 shares of its common stock through its stock repurchase program at an average price of $22.83 during the quarter ended September 30, 2019, leaving 326,334 shares authorized for repurchase under the current stock repurchase plan.

•
On July 30, 2019, the Company announced that it has entered into a definitive agreement (the “Merger Agreement”) to acquire Bank of York in York, Alabama. Under the terms of the Merger Agreement, the Company will pay a total amount of cash merger consideration to shareholders of Bank of York equal to $15.0 million. Bank of York will also be permitted under the Merger Agreement to make regular and special pre-closing cash distributions to its shareholders in an aggregate amount of approximately $1.0 million. The transaction has received required regulatory and Bank of York shareholder approval, and the Company anticipates it will close the Bank of York acquisition on or about November 1, 2019, subject to customary closing conditions. Branch and operating system conversions are currently scheduled to be completed in the second quarter of 2020. At June 30, 2019, Bank of York had approximately $99.5 million in assets, $46.0 million in net loans, and $82.3 million in deposits.

•
On August 20, 2019, the Company announced that it is has entered into a Purchase and Assumption Agreement (the “Agreement”) whereby the Bank has agreed to acquire certain assets, deposits and other liabilities relating to two existing branch locations of PlainsCapital Bank in Dallas, Texas, a wholly-owned subsidiary of Hilltop Holdings Inc. The branches are located in the Texas cities of Victoria and Alice. Under the terms of the Agreement, the Bank expects to acquire approximately $42 million in deposits and approximately $52 million in loans. In addition, the Bank will acquire substantially all the fixed assets at the branch locations, and will assume the leases for the branch facilities. The transaction is expected to close in the first quarter of 2020, subject to regulatory approvals and other customary closing conditions.

•
The Company announced that it will be opening two new branch locations in the fourth quarter of 2019. One branch is located in Lafayette, Louisiana and will expand the Bank’s presence to five branches in the Acadiana market. Another branch will be opened in Westlake, Louisiana, which will be the Bank’s first branch in the Lake Charles market.

Loans
Total loans were $1.59 billion at September 30, 2019, an increase of $43.0 million, or 2.8%, compared to June 30, 2019, and an increase of $227.9 million, or 16.8%, compared to September 30, 2018. Excluding the loans acquired in the Mainland acquisition, or $73.2 million at September 30, 2019, total loans increased $47.4 million, or 3.2%, compared to June 30, 2019, and increased $154.7 million, or 11.4%, compared to September 30, 2018. We experienced the majority of our loan growth in the commercial real estate and commercial and industrial portfolios for the quarter ended September 30, 2019 as we remain focused on relationship banking and growing our commercial loan portfolio.
The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	9/30/2019	6/30/2019	9/30/2018	$	%	$	%	9/30/2019	9/30/2018
Mortgage loans on real estate
Construction and development	$176,674	$167,232	$160,921	$9,442	5.6%	$15,753	9.8%	11.1%	11.9%
1-4 Family	310,298	305,512	286,976	4,786	1.6	23,322	8.1	19.6	21.1
Multifamily	58,243	56,081	50,770	2,162	3.9	7,473	14.7	3.7	3.7
Farmland	24,629	25,203	20,902	(574)	(2.3)	3,727	17.8	1.5	1.5
Commercial real estate
Owner-occupied	339,240	339,130	291,168	110	—	48,072	16.5	21.4	21.4
Nonowner-occupied	353,910	338,426	301,828	15,484	4.6	52,082	17.3	22.3	22.2
Commercial and industrial	293,152	276,902	193,563	16,250	5.9	99,589	51.5	18.5	14.3
Consumer	30,196	34,822	52,284	(4,626)	(13.3)	(22,088)	(42.2)	1.9	3.9
Total loans	$1,586,342	$1,543,308	$1,358,412	$43,034	2.8%	$227,930	16.8%	100%	100%
At September 30, 2019, the Company’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $632.4 million, an increase of $16.4 million, or 2.7%, compared to the business lending portfolio of $616.0 million at June 30, 2019, and an increase of $147.7 million, or 30.5%, compared to the business lending portfolio of $484.7 million at September 30, 2018. The increase in the business lending portfolio compared to June 30, 2019 and September 30, 2018 is mainly attributable to increased production of our Commercial and Industrial Division. The increase in the business lending portfolio compared to September 30, 2018 is also partly attributable to loans acquired from Mainland on March 1, 2019, which included owner-occupied commercial real estate and commercial and industrial loans with a total balance of $45.7 million at September 30, 2019.

Consumer loans, including indirect auto loans of $17.9 million, totaled $30.2 million at September 30, 2019, a decrease of $4.6 million, or 13.3%, compared to $34.8 million, including indirect auto loans of $21.6 million, at June 30, 2019, and a decrease of $22.1 million, or 42.2%, compared to $52.3 million, including indirect auto loans of $35.9 million, at September 30, 2018. The decrease in consumer loans is mainly attributable to the scheduled paydowns of this portfolio and is consistent with our business strategy.
Credit Quality
Nonperforming loans were $5.7 million at September 30, 2019 and June 30, 2019, or 0.36% and 0.37% of total loans, at September 30, 2019 and June 30, 2019, respectively, a decrease of $0.6 million compared to $6.3 million, or 0.47% of total loans, at September 30, 2018.
The allowance for loan losses was $10.3 million, or 182.40% and 0.65% of nonperforming loans and total loans, respectively, at September 30, 2019, compared to $9.9 million, or 173.43% and 0.64%, respectively, at June 30, 2019, and $9.0 million, or 142.16% and 0.66%, respectively, at September 30, 2018.
The provision for loan losses was $0.5 million for the quarter ended September 30, 2019 compared to $0.4 million for the quarter ended June 30, 2019 and $0.8 million for the quarter ended September 30, 2018. The changes in the provision for loan losses compared to the quarters ended June 30, 2019 and September 30, 2018, are primarily attributable to the changes in incremental loan growth, excluding acquired loan balances, as credit quality and other factors impacting our allowance and related provision were relatively unchanged period over period.
Deposits
Total deposits at September 30, 2019 were $1.59 billion, an increase of $33.1 million, or 2.1%, compared to June 30, 2019, and an increase of $289.7 million, or 22.4%, compared to September 30, 2018. The Company acquired approximately $107.6 million in deposits from Mainland at the time of acquisition on March 1, 2019.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	9/30/2019	6/30/2019	9/30/2018	$	%	$	%	9/30/2019	9/30/2018
Noninterest-bearing demand deposits	$291,039	$289,481	$214,190	$1,558	0.5%	$76,849	35.9%	18.3%	16.5%
Interest-bearing demand deposits	305,361	332,754	245,569	(27,393)	(8.2)	59,792	24.3	19.3	19.0
Money market deposit accounts	194,757	177,209	179,071	17,548	9.9	15,686	8.8	12.3	13.8
Savings accounts	110,636	111,222	112,078	(586)	(0.5)	(1,442)	(1.3)	7.0	8.7
Time deposits	683,564	641,551	544,713	42,013	6.5	138,851	25.5	43.1	42.0
Total deposits	$1,585,357	$1,552,217	$1,295,621	$33,140	2.1%	$289,736	22.4%	100.0%	100.0%
Interest-bearing demand deposits and time deposits at September 30, 2019 increased $59.8 million and $138.9 million, respectively, compared to September 30, 2018. These increases are mainly attributable to the increased rates offered for our interest-bearing demand deposits and time deposits to remain competitive in our markets. Noninterest-bearing demand deposits at September 30, 2019 increased $76.8 million compared to September 30, 2018. While some of this growth was a result of acquisition, we continue to focus on relationship banking and growing our commercial relationships while improving our deposit mix with growth in noninterest-bearing deposits as a percentage of total deposits.
Net Interest Income
Net interest income for the third quarter of 2019 totaled $16.4 million, an increase of $35.0 thousand, or 0.2%, compared to the second quarter of 2019, and an increase of $2.0 million, or 13.8%, compared to the third quarter of 2018. Interest accretion from acquired loans of $0.4 million, $0.4 million, and $0.6 million is included in interest income for the quarters ended September 30, 2019, June 30, 2019 and September 30, 2018, respectively. Also included in interest income for the quarters ended September 30, 2019 and June 30, 2019 are interest recoveries of $24.3 thousand and $74.7 thousand, respectively, on acquired loans.

Interest income for the third quarter of 2019 increased $4.1 million compared to the third quarter of 2018, with $3.3 million and $0.8 million due to increases in the volume and yield, respectively, of interest-earning assets. This increase in interest income was partially offset by an increase in interest expense of $2.1 million, with $0.5 million and $1.6 million due to increases in the volume and cost, respectively, of interest-bearing liabilities compared to the third quarter of 2018.
The Company’s net interest margin was 3.48% for the quarter ended September 30, 2019 compared to 3.59% for the quarter ended June 30, 2019 and 3.56% for the quarter ended September 30, 2018. The yield on interest-earning assets was 4.86% for the quarter ended September 30, 2019 compared to 4.93% for the quarter ended June 30, 2019 and 4.65% for the quarter ended September 30, 2018. The decrease in the net interest margin for the quarter ended September 30, 2019 compared to the quarter ended June 30, 2019 is primarily attributable to an increase in the cost of time deposits which negatively impacted the net interest margin by approximately six basis points. The decrease in net interest margin for the quarter ended September 30, 2019 compared to the quarter ended September 30, 2018 was driven by an increase in the cost of funds required to fund the increase in assets.
Exclusive of the interest income accretion from the acquisition of loans, discussed above, as well as the $24.3 thousand and $74.7 thousand of interest recoveries in the quarters ended September 30, 2019 and June 30, 2019, respectively, net interest margin was 3.39% for the quarter ended September 30, 2019 compared to 3.49% for the quarter ended June 30, 2019 and 3.42% for the quarter ended September 30, 2018, while the yield on interest-earning assets was 4.77% for the quarter ended September 30, 2019 compared to 4.82% and 4.51% for the quarters ended June 30, 2019 and September 30, 2018, respectively.
The cost of deposits increased 9 basis points to 1.61% for the quarter ended September 30, 2019 compared to 1.52% for the quarter ended June 30, 2019, and increased 47 basis points compared to 1.14% for the quarter ended September 30, 2018. The increase in the cost of deposits compared to the quarters ended June 30, 2019 and September 30, 2018 reflects the increased rates offered during the period for our interest-bearing demand deposits and time deposits to remain competitive in our markets and attract new deposits. The overall cost of funds for the quarter ended September 30, 2019 increased 6 and 39 basis points to 1.73% compared to 1.67% and 1.34% for the quarters ended June 30, 2019 and September 30, 2018, respectively. The increase in the cost of funds at September 30, 2019 compared to June 30, 2019 and September 30, 2018 is mainly a result of an increase in the cost of deposits but is also driven by the increased cost of borrowed funds used to finance loan and investment activity.
Noninterest Income
Noninterest income for the third quarter of 2019 totaled $1.6 million, a decrease of $0.1 million, or 7.1%, compared to the second quarter of 2019, and an increase of $0.4 million, or 33.0%, compared to the third quarter of 2018. The decrease in noninterest income in the third quarter of 2019 compared to the quarter ended June 30, 2019 is mainly attributable to the $0.2 million in net gains recognized in the second quarter of 2019 on the sales of approximately $61.9 million in investment securities as we sought to better position the balance sheet for potential reductions in short term interest rates. The decrease was partially offset by a $0.1 million increase in other operating income. Other operating income includes, among other things, various operations fees and income recognized on certain equity method investments.
The increase in noninterest income compared to the third quarter of 2018 is primarily a result of a $0.4 million increase in other operating income.
Noninterest Expense
Noninterest expense for the third quarter of 2019 totaled $11.7 million, an increase of $0.1 million, or 1.1%, compared to the second quarter of 2019, and an increase of $1.4 million, or 13.9%, compared to the third quarter of 2018.
The increase in noninterest expense for the quarter ended September 30, 2019 compared to the quarter ended June 30, 2019 is mainly attributable to increases in salaries and employee benefits and acquisition expenses, partially offset by a decrease in other operating expenses. The increase in employee benefits expense is attributable to higher health insurance claims and increased bonus expense compared to the second quarter of 2019. The increase in acquisition expense compared to the second quarter of 2019 is a result of the pending acquisition of Bank of York in York, Alabama which the Company announced in July 2019. The decrease in other operating expenses primarily resulted from decreases in FDIC assessments, software expense and repair and maintenance expense.
The increase in noninterest expense for the third quarter of 2019 compared to the third quarter of 2018 is primarily attributable to increases in depreciation and amortization, salaries and employee benefits, data processing and acquisition expense. The increase in depreciation and amortization resulted from various projects including equipment upgrades at acquired branches, as well as the acquisition of Mainland, which added fixed assets of approximately $2.6 million in March 2019. The increase in salaries and employee benefits compared to the third quarter of 2018 is mainly attributable to the staffing mix throughout the year, as well as the additional staff from the Mainland acquisition. Data processing expense increased due to the increase in the volume of bank activity after the Company added the three branches from the Mainland acquisition. The increase in acquisition expense compared to the third quarter of 2018 is a result of the pending acquisition of Bank of York, mentioned above.

Taxes
The Company recorded income tax expense of $1.1 million for the quarter ended September 30, 2019, which equates to an effective tax rate of 19.2%, a decrease from the effective tax rate of 19.8% and an increase from the effective tax rate of 11.3% for the quarters ended June 30, 2019 and September 30, 2018, respectively. The increase in the effective tax rate compared to the quarter ended September 30, 2018 is the result of a discrete tax benefit of $0.3 million recorded by the Company in the third quarter of 2018 related to return-to-provision adjustments. Management expects the Company’s effective tax rate to approximate 20% in 2019.
Basic and Diluted Earnings Per Common Share
The Company reported basic and diluted earnings per common share of $0.46 for the quarter ended September 30, 2019, a decrease of $0.03 and $0.02 compared to basic and diluted earnings per common share of $0.49 and $0.48, respectively, for the quarter ended June 30, 2019, and an increase of $0.04 and $0.05 compared to basic and diluted earnings per common share of $0.42 and $0.41, respectively, for the quarter ended September 30, 2018.
About Investar Holding Corporation
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association, a national bank. The Bank serves several markets across south Louisiana with 21 branches, and serves the greater Houston market in southeast Texas with three branches. At September 30, 2019, the Company had 285 full-time equivalent employees.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•
our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate acquired operations;

•	changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•
possible cessation or market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments and loans;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•	the concentration of our business within our geographic areas of operation in Louisiana and Texas, and, upon completion of our acquisition of Bank of York, Alabama;

•	concentration of credit exposure; and

•	the satisfaction of the conditions to closing the pending acquisition of Bank of York and the ability to subsequently integrate it effectively.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

For further information contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	9/30/2019	6/30/2019	9/30/2018	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$22,854	$22,388	$18,777	2.1%	21.7%
Total interest expense	6,488	6,057	4,392	7.1	47.7
Net interest income	16,366	16,331	14,385	0.2	13.8
Provision for loan losses	538	369	785	45.8	(31.5)
Total noninterest income	1,618	1,742	1,217	(7.1)	32.9
Total noninterest expense	11,682	11,554	10,254	1.1	13.9
Income before income taxes	5,764	6,150	4,563	(6.3)	26.3
Income tax expense	1,107	1,216	516	(9.0)	114.5
Net income	$4,657	$4,934	$4,047	(5.6)	15.1

AVERAGE BALANCE SHEET DATA
Total assets	$1,999,240	$1,951,559	$1,705,733	2.4%	17.2%
Total interest-earning assets	1,864,218	1,823,196	1,603,711	2.3	16.2
Total loans	1,560,841	1,523,004	1,311,158	2.5	19.0
Total interest-bearing deposits	1,284,646	1,236,324	1,045,326	3.9	22.9
Total interest-bearing liabilities	1,488,776	1,455,623	1,301,248	2.3	14.4
Total deposits	1,570,289	1,514,146	1,260,913	3.7	24.5
Total stockholders’ equity	208,957	203,911	178,735	2.5	16.9

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.46	$0.49	$0.42	(6.1)%	9.5%
Diluted earnings per common share	0.46	0.48	0.41	(4.2)	12.2
Core Earnings(1):
Core basic earnings per common share(1)	0.48	0.47	0.42	2.1	14.3
Core diluted earnings per common share(1)	0.48	0.47	0.41	2.1	17.1
Book value per common share	21.19	20.68	18.69	2.5	13.4
Tangible book value per common share(1)	18.56	18.02	16.60	3.0	11.8
Common shares outstanding	9,929,860	9,937,752	9,545,701	(0.1)	4.0
Weighted average common shares outstanding - basic	9,935,221	10,008,882	9,563,550	(0.7)	3.9
Weighted average common shares outstanding - diluted	10,037,934	10,104,246	9,682,880	(0.7)	3.7

PERFORMANCE RATIOS
Return on average assets	0.92%	1.01%	0.94%	(8.9)%	(2.1)%
Core return on average assets(1)	0.95	0.97	0.92	(2.1)	3.3
Return on average equity	8.84	9.70	8.98	(8.9)	(1.6)
Core return on average equity(1)	9.13	9.25	8.81	(1.3)	3.6
Net interest margin	3.48	3.59	3.56	(3.1)	(2.2)
Net interest income to average assets	3.25	3.34	3.35	(2.7)	(3.0)
Noninterest expense to average assets	2.32	2.42	2.39	(4.1)	(2.9)
Efficiency ratio(2)	64.96	63.93	65.72	1.6	(1.2)
Core efficiency ratio(1)	63.95	64.96	64.09	(1.6)	(0.2)
Dividend payout ratio	13.04	11.24	10.63	16.0	22.7
Net charge-offs to average loans	0.01	0.01	0.02	—	(50.0)

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	9/30/2019	6/30/2019	9/30/2018	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.29%	0.36%	0.61%	(19.4)%	(52.5)%
Nonperforming loans to total loans	0.36	0.37	0.47	(2.7)	(23.4)
Allowance for loan losses to total loans	0.65	0.64	0.66	1.6	(1.5)
Allowance for loan losses to nonperforming loans	182.40	173.43	142.16	5.2	28.3

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	10.43%	10.29%	10.28%	1.4%	1.5%
Tangible equity to tangible assets(1)	9.25	9.09	9.24	1.8	0.1
Tier 1 leverage ratio	9.60	9.59	10.08	0.1	(4.8)
Common equity tier 1 capital ratio(2)	10.93	10.51	11.43	4.0	(4.4)
Tier 1 capital ratio(2)	11.32	10.89	11.88	3.9	(4.7)
Total capital ratio(2)	13.04	12.56	13.79	3.8	(5.4)
Investar Bank:
Tier 1 leverage ratio	10.58	10.53	10.98	0.5	(3.6)
Common equity tier 1 capital ratio(2)	12.47	11.95	12.96	4.4	(3.8)
Tier 1 capital ratio(2)	12.47	11.95	12.96	4.4	(3.8)
Total capital ratio(2)	13.09	12.55	13.59	4.3	(3.7)

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for September 30, 2019.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2019	June 30, 2019	September 30, 2018
ASSETS
Cash and due from banks	$26,442	$30,400	$21,151
Interest-bearing balances due from other banks	2,559	33,519	3,352
Federal funds sold	—	—	285
Cash and cash equivalents	29,001	63,919	24,788

Available for sale securities at fair value (amortized cost of $258,811, $252,554, and $238,443, respectively)	261,179	253,985	230,747
Held to maturity securities at amortized cost (estimated fair value of $15,386, $15,480 and $16,691, respectively)	15,318	15,473	17,030
Loans, net of allowance for loan losses of $10,339, $9,924, and $9,021, respectively	1,576,003	1,533,384	1,349,391
Other equity securities	18,767	14,537	12,671
Bank premises and equipment, net of accumulated depreciation of $11,741, $11,078, and $9,332, respectively	49,088	46,097	39,831
Other real estate owned, net	126	1,529	4,227
Accrued interest receivable	7,130	6,880	5,073
Deferred tax asset	—	—	1,768
Goodwill and other intangible assets, net	26,117	26,409	19,902
Bank-owned life insurance	29,390	29,204	23,702
Other assets	5,895	5,224	6,185
Total assets	$2,018,014	$1,996,641	$1,735,315

LIABILITIES
Deposits
Noninterest-bearing	$291,039	$289,481	$214,190
Interest-bearing	1,294,318	1,262,736	1,081,431
Total deposits	1,585,357	1,552,217	1,295,621
Advances from Federal Home Loan Bank	181,725	196,600	208,083
Repurchase agreements	2,143	1,876	17,931
Subordinated debt	18,250	18,238	18,203
Junior subordinated debt	5,884	5,871	5,832
Accrued taxes and other liabilities	14,198	16,340	11,238
Total liabilities	1,807,557	1,791,142	1,556,908

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 9,929,860, 9,937,752 and 9,545,701 shares outstanding, respectively	9,930	9,938	9,546
Surplus	140,944	140,856	131,333
Retained earnings	57,547	53,492	42,868
Accumulated other comprehensive loss	2,036	1,213	(5,340)
Total stockholders’ equity	210,457	205,499	178,407
Total liabilities and stockholders’ equity	$2,018,014	$1,996,641	$1,735,315

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	September 30, 2019	June 30, 2019	September 30, 2018
INTEREST INCOME
Interest and fees on loans	$20,844	$20,233	$16,905
Interest on investment securities	1,848	1,923	1,710
Other interest income	162	232	162
Total interest income	22,854	22,388	18,777

INTEREST EXPENSE
Interest on deposits	5,198	4,684	2,994
Interest on borrowings	1,290	1,373	1,398
Total interest expense	6,488	6,057	4,392
Net interest income	16,366	16,331	14,385

Provision for loan losses	538	369	785
Net interest income after provision for loan losses	15,828	15,962	13,600

NONINTEREST INCOME
Service charges on deposit accounts	462	434	368
Gain on sale of investment securities, net	—	227	15
(Loss) gain on sale of fixed assets, net	—	(11)	9
Gain on sale of other real estate owned, net	1	13	—
Servicing fees and fee income on serviced loans	142	150	232
Interchange fees	294	291	240
Income from bank owned life insurance	186	170	159
Change in the fair value of equity securities	(9)	57	36
Other operating income	542	411	158
Total noninterest income	1,618	1,742	1,217
Income before noninterest expense	17,446	17,704	14,817

NONINTEREST EXPENSE
Depreciation and amortization	882	873	644
Salaries and employee benefits	7,325	7,077	6,646
Occupancy	445	454	337
Data processing	675	644	493
Marketing	86	68	71
Professional fees	326	309	281
Acquisition expenses	177	—	—
Other operating expenses	1,766	2,129	1,782
Total noninterest expense	11,682	11,554	10,254
Income before income tax expense	5,764	6,150	4,563
Income tax expense	1,107	1,216	516
Net income	$4,657	$4,934	$4,047

EARNINGS PER SHARE
Basic earnings per common share	$0.46	$0.49	$0.42
Diluted earnings per common share	$0.46	$0.48	$0.41
Cash dividends declared per common share	$0.06	$0.06	$0.05

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	September 30, 2019			June 30, 2019			September 30, 2018
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,560,841	$20,844	5.30%	$1,523,004	$20,233	5.33%	$1,311,158	$16,905	5.12%
Securities:
Taxable	240,339	1,649	2.72	238,150	1,726	2.94	230,299	1,506	2.60
Tax-exempt	31,688	199	2.49	31,554	197	2.51	34,108	204	2.37
Interest-bearing balances with banks	31,350	162	2.05	30,488	232	3.05	28,146	162	2.29
Total interest-earning assets	1,864,218	22,854	4.86	1,823,196	22,388	4.93	1,603,711	18,777	4.65
Cash and due from banks	23,395			23,154			16,938
Intangible assets	26,233			26,501			19,926
Other assets	95,436			88,486			73,722
Allowance for loan losses	(10,042)			(9,778)			(8,564)
Total assets	$1,999,240			$1,951,559			$1,705,733

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$507,293	$1,358	1.06	$504,541	$1,333	1.06	$394,545	$823	0.83
Savings deposits	111,279	127	0.45	113,179	126	0.45	117,795	140	0.47
Time deposits	666,074	3,713	2.21	618,604	3,225	2.09	532,986	2,031	1.51
Total interest-bearing deposits	1,284,646	5,198	1.61	1,236,324	4,684	1.52	1,045,326	2,994	1.14
Short-term borrowings	117,345	624	2.11	127,196	685	2.16	157,595	727	1.83
Long-term debt	86,785	666	3.04	92,103	688	2.99	98,327	671	2.71
Total interest-bearing liabilities	1,488,776	6,488	1.73	1,455,623	6,057	1.67	1,301,248	4,392	1.34
Noninterest-bearing deposits	285,643			277,822			215,587
Other liabilities	15,864			14,203			10,163
Stockholders’ equity	208,957			203,911			178,735
Total liability and stockholders’ equity	$1,999,240			$1,951,559			$1,705,733
Net interest income/net interest margin		$16,366	3.48%		$16,331	3.59%		$14,385	3.56%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2019	June 30, 2019	September 30, 2018
Tangible common equity
Total stockholders’ equity	$210,457	$205,499	$178,407
Adjustments:
Goodwill	21,902	21,978	17,424
Core deposit intangible	4,115	4,331	2,378
Trademark intangible	100	100	100
Tangible common equity	$184,340	$179,090	$158,505
Tangible assets
Total assets	$2,018,014	$1,996,641	$1,735,315
Adjustments:
Goodwill	21,902	21,978	17,424
Core deposit intangible	4,115	4,331	2,378
Trademark intangible	100	100	100
Tangible assets	$1,991,897	$1,970,232	$1,715,413

Common shares outstanding	9,929,860	9,937,752	9,545,701
Tangible equity to tangible assets	9.25%	9.09%	9.24%
Book value per common share	$21.19	$20.68	$18.69
Tangible book value per common share	18.56	18.02	16.60

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		9/30/2019	6/30/2019	9/30/2018
Net interest income	(a)	$16,366	$16,331	$14,385
Provision for loan losses		538	369	785
Net interest income after provision for loan losses		15,828	15,962	13,600

Noninterest income	(b)	1,618	1,742	1,217
Gain on sale of investment securities, net		—	(227)	(15)
Gain on sale of other real estate owned, net		(1)	(13)	—
Loss (gain) on sale of fixed assets, net		—	11	(9)
Change in the fair value of equity securities		9	(57)	(36)
Core noninterest income	(d)	1,626	1,456	1,157

Core earnings before noninterest expense		17,454	17,418	14,757

Total noninterest expense	(c)	11,682	11,554	10,254
Acquisition expense		(177)	—	—
Severance		—	—	(293)
Core noninterest expense	(f)	11,505	11,554	9,961

Core earnings before income tax expense		5,949	5,864	4,796
Core income tax expense(1)		1,143	1,161	825
Core earnings		$4,806	$4,703	$3,971

Core basic earnings per common share		0.48	0.47	0.42

Diluted earnings per common share (GAAP)		$0.46	$0.48	$0.41
Gain on sale of investment securities, net		—	(0.01)	—
Gain on sale of other real estate owned, net		—	—	—
Loss (gain) on sale of fixed assets, net		—	—	—
Change in the fair value of equity securities		—	—	—
Acquisition expense		0.02	—	—
Severance		—	—	0.03
Discrete tax benefit related to return-to-provision adjustments		—	—	(0.03)
Core diluted earnings per common share		$0.48	$0.47	$0.41

Efficiency ratio	(c) / (a+b)	64.96%	63.93%	65.72%
Core efficiency ratio	(f) / (a+d)	63.95%	64.96%	64.09%
Core return on average assets(2)		0.95%	0.98%	0.92%
Core return on average equity(2)		9.13%	9.35%	8.81%
Total average assets		$1,999,240	$1,951,559	$1,705,733
Total average stockholders’ equity		208,957	203,911	178,735

(1) Core income tax expense is calculated using the effective tax rates of 19.2% and 19.8% for the quarters ended September 30, 2019 and June 30, 2019, respectively and 17.2%, prior to the discrete tax benefit of $0.3 million related to return-to-provision adjustments, for the quarter ended September 30, 2018.

(2) Core earnings used in calculation. No adjustments were made to average assets or average equity.